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                                                                    EXHIBIT C(3)

                              II ACQUISITION CORP.
                       9211 FOREST HILL AVENUE, SUITE 109
                               RICHMOND, VA 23235

July 30, 1997

Danaher Corporation
1250 24th Street, NW
Suite 800
Washington, D.C. 20037



Dear Sirs:

     This letter sets forth the intention of the parties with respect to the purchase by Danaher Corporation ("Buyer") of substantially all the assets principally related to, or used, held for use or intended to be used in connection with, the operations of the Instrumentation Division (the "Division") of Imo Industries Inc. ("Seller") (including without limitation, its manufacturing operations and its owned real property) and the assumption by Buyer of certain liabilities related to the Division, which will occur as soon as practicable after the Consummation Date (as defined in the Share Purchase Agreement between Seller and II Acquisition Corp. ("Acquisition") dated July 25,
1997).

     1. PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES. Subject to paragraph 3, Buyer agrees to purchase from Seller, and Acquisition will cause Seller to sell to Buyer, substantially all of the Seller's right, title and interest in the properties, assets and rights of the Seller principally relating to, or used, held for use, or intended to be used in connection with, the operation of the Division other than certain specifically excluded assets (the "Assets"). Buyer also agrees to assume certain liabilities, obligations and commitments arising exclusively out of the operation or conduct of the Division (the "Liabilities").

     2. PURCHASE PRICE. The purchase price for the Assets shall be $85 million, payable to Seller in cash, plus the assumption of the Liabilities.

     3. DEFINITIVE ASSET PURCHASE AGREEMENT. As promptly as practicable after the Consummation Date Buyer and Seller shall execute a definitive Asset Purchase Agreement, and any ancillary agreements required under the terms of


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the Asset Purchase Agreement or otherwise deemed necessary or advisable by the parties.

     4. CONDITIONS TO CLOSING. Closing under the Asset Purchase Agreement will be subject to certain closing conditions including (a) approval by the respective Boards of Directors of Seller and Buyer; (b) receipt by the Seller's Board of Directors of a fairness opinion from a nationally recognized investment bank in regard to the sale of the Division; and (c) the expiration or termination of any applicable antitrust waiting periods.

     5. CONDUCT OF BUSINESS OF DIVISION. Acquisition will use its reasonable efforts to cause Seller to conduct the business of the Division in the ordinary course, substantially in the manner conducted in the past.

     6. EXPENSES. Each of the parties hereto will pay its own expenses incident to this agreement, the Asset Purchase Agreement and the transactions contemplated hereby and thereby (whether or not such transactions are consummated), including without limitation counsel fees and any brokers and investment banking fees.

     7. CONFIDENTIALITY. Subject to the requirements of any applicable law, pending consummation of the transactions contemplated hereby and by the Asset Purchase Agreement, each of the parties hereto (and its affiliates) will keep in strict confidence, and will instruct, and use its best efforts to cause, its advisors and representatives to keep in strict confidence, all nonpublic information and documents obtained from any other party hereto for the purposes of furthering the transactions contemplated hereby, unless such information is disclosed with the prior written approval of the party to which it relates. In the event of termination of this agreement for any reason (other than the execution and delivery of the definitive Asset Purchase Agreement), the parties shall promptly return or destroy all nonpublic documents obtained from any other party or any of its affiliates, advisors or representatives any copies made of such documents.

     8. INTEREST TO PROCEED; NO BINDING COMMITMENT. This letter of intent reflects the intentions of the parties hereto to proceed with the transactions on the terms and under the working arrangements outlined herein. Except as stated below, it is not intended to act as a binding agreement with respect to the transactions, and no such agreement shall exist unless and until the parties hereto execute and deliver a definitive Asset Purchase Agreement as contemplated herein. Notwithstanding the foregoing, the signatories hereto intend to be bound by the provisions of paragraphs 6 and 7 herein.

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     Please confirm that the foregoing correctly reflects the intentions of
Buyer by signing two copies of this letter in the space provided below and returning one copy to us.

Very truly yours,

II ACQUISITION CORP.

By: /s/ JOSEPH O. BUNTING, III
    -----------------------------------
    Joseph O. Bunting, III
    Vice President

DANAHER CORPORATION

By: /s/ DANIEL L. COMAS
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    Daniel L. Comas
    Vice President